Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bsquare Corporation of our report dated March 18, 2021, relating to the consolidated financial statements of Bsquare Corporation included in the Annual Report on Form 10-K of Bsquare Corporation for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, Washington

September 9, 2021